Patterson Companies Reports Fiscal 2017 Second-Quarter Operating Results

•	Reported net sales totaled $1.4 billion, up 2.1 percent. Sales grew 4.1 percent in constant currency.

•	GAAP earnings from continuing operations increased 12 percent to $0.48 per diluted share.

•	Adjusted earnings from continuing operations[1] were flat at $0.56 per diluted share.

•
Company elects not to extend the exclusive portion of its Sirona relationship after September 2017, but intends to remain a strategic partner and continue offering the full Sirona product line thereafter.

•	Company revises Fiscal 2017 outlook and expects non-GAAP earnings to be in the range of $2.25 to $2.35 per diluted share.

St. Paul, Minn. - November 22, 2016 - Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated net sales of $1.4 billion (see attached Sales Summary for further details) in its fiscal second quarter ended October 29, 2016, up 2.1 percent over the same period last year. Adjusting for the effects of currency translation, sales increased 4.1 percent.

Reported net income from continuing operations was $45.8 million, or $0.48 per diluted share, compared to $42.6 million, or $0.43 per diluted share, in last year’s fiscal second quarter. Adjusted net income from continuing operations1, which excludes certain non-recurring and deal amortization costs, totaled $53.5 million for the second quarter of fiscal 2017, down 3.2 percent from $55.3 million in the same quarter last year. Adjusted earnings per diluted share from continuing operations1 totaled $0.56 in the 2017 second quarter, unchanged year-over-year.

“Patterson Companies competes in two markets with attractive long-term fundamentals. The Dental business is positioned to benefit from favorable demographic trends, including an aging population. In Animal Health, the worldwide demand for protein will intensify; and consumers are increasing both their pet ownership and the dollars they spend on their pets. These are compelling trends. However, our markets are evolving, and we are adapting our strategies to take full advantage of new opportunities to deliver even greater value to our customers,” said Scott Anderson, chairman, president and chief executive officer.

Anderson continued, “During the second quarter, we continued to move Patterson’s growth agenda forward and, despite relatively stable yet challenging dental and animal health environments, we continued to make the necessary decisions to unlock growth potential for the long term. In our Dental segment, we expanded on our strategy to broaden our approach to the market, which resulted in a new relationship with Heartland Dental, the largest dental support organization in the U.S. In our Animal Health segment, our focus on sales execution is driving expansion and market-share gains.”

Patterson Dental
Reported net sales in our Dental segment, which represents approximately 43 percent of total company sales, were $601.6 million, flat with prior year. Sales were unchanged on a constant currency basis from the 2016 second fiscal quarter. On that same basis, year-over-year sales by category were as follows:

•	Consumable dental supplies decreased 2.5 percent

•	Equipment sales improved 4.2 percent, led by double-digit increases in core equipment and digital x-ray products

•	Other services and products, primarily composed of technical service, parts and labor, software support services and office supplies, rose 0.2 percent

Anderson said, “We are pleased with our dental equipment sales during the period, especially considering the difficult year-over-year comparable. Dental markets, overall, remained soft but relatively stable in the second quarter. After the end of the second quarter, Patterson Companies elected not to extend exclusivity with Sirona for its entire portfolio beyond September 2017. This decision is consistent with our strategy of serving the evolving needs of all our customers and will allow us to better serve the full range of practice models in the future. Importantly, it will also potentially enable more product innovation and bring more options to our customers by opening up our superior technology support infrastructure to more manufacturers, who view our expertise and support as a meaningful competitive advantage. We expect this move, along with our sales realignment activities taken earlier in fiscal 2017, to better position Patterson Dental to serve the evolving dental market.”

Anderson continued, “In no way does this decision change our commitment to our long-standing partnership with Sirona. Together, for the past 20 years, we have built the market for chair-side restoration technology in North America. We are very proud of our achievements together and intend to preserve our unwavering commitment to this important relationship. We look forward to helping Dentsply Sirona drive further innovation in the dental marketplace.”

Non-cash Impairment Charge
In the first quarter of fiscal 2006, Patterson extended its exclusive North American distribution relationship with Sirona Dental Systems for Sirona’s CEREC 3D dental restorative system. At that time, Patterson paid a $100 million distribution fee to extend the existing exclusive relationship for at least a 10-year period beginning in 2007. In 2012, the relationship was amended to include the full Sirona product portfolio in the U.S. market and to provide for the potential for the exclusivity relationship to extend beyond 2017. This distribution fee has been accounted for as an intangible asset that has been amortized since October 2007.

Based on Patterson’s decision not to extend sales exclusivity for the full Sirona portfolio of products, Patterson Companies expects to record a pre-tax non-cash impairment charge of approximately $36 million, or approximately $22 million after taxes or $0.23 per diluted share in the fiscal 2017 third quarter, related to the distribution fee associated with the CEREC product component of this arrangement. While this non-cash accounting charge will not affect Patterson’s liquidity, cash flows or compliance with its debt covenants, the company expects this decision to negatively affect near-term operations. This impact is reflected in the company’s updated fiscal 2017 earnings guidance.

Patterson Animal Health
Reported net sales for Patterson Animal Health, which comprises approximately 57 percent of the company’s total sales, were $807.1 million, up 4.2 percent over last year and up 7.8 percent in constant currency. Companion animal sales rose 10.8 percent in constant currency. Production animal sales increased 4.9 percent, reflecting strong sales in swine and beef species.

Anderson continued, “Revenue growth and sales execution have been key priorities for us, and we are pleased with the significant sales expansion and share gains in our animal health business during the second quarter. However, we face a more challenging environment with branded pharmaceutical manufacturers that are impacting the profit contribution from this sales momentum, and we are implementing programs immediately to respond to these challenges. We have a long history of working with innovative product manufacturers and using our market leadership and scale to create mutually beneficial relationships. We are a partner of choice and are focusing on our strengths to create value and drive performance.”

Discontinued Operations
On August 28, 2015, Patterson Companies completed the sale of Patterson Medical to Madison Dearborn Partners for approximately $717 million. As a result of the sale, Patterson Medical is classified and reported as discontinued operations for all periods presented.

Share Repurchases and Dividends
In the fiscal 2017 second quarter, Patterson repurchased approximately 0.5 million shares of its outstanding common stock, with a value of $25.0 million, leaving approximately 15 million shares for repurchase under the current authorization, which expires in March 2018. The company also paid $23.5 million in cash dividends to shareholders in the second quarter of fiscal 2017.

Year-to-Date Results1
Consolidated sales for the first six months of fiscal 2017 totaled $2.8 billion, an 8.6 percent year-over-year increase. Reported net income from continuing operations was $84.7 million, or $0.88 per diluted share, compared to $62.9 million, or $0.63 per diluted share in last year’s period.  Adjusted net income from continuing operations1, which excludes certain non-recurring and deal amortization costs and tax costs related to tax repatriation, totaled $102.3 million, or $1.06 per diluted share, compared to adjusted net income from continuing operations of $102.2 million, or $1.03 per diluted share, in the year-ago period. Sales in the prior year six-month period included an extra sales week and approximately six fewer weeks of contribution from Animal Health International, Inc.
Business Outlook
Anderson concluded, “We believe that we are making the right strategic moves to build sustainable growth platforms in our two fundamentally strong and changing markets. In light of both external market factors and our strategic decisions, we have re-examined our financial outlook for the year. When we entered fiscal 2017, our guidance was predicated on end markets similar to those experienced in fiscal 2016. But we, along with others in our industry, have seen softness in the U.S. dental market and challenges with branded pharmaceutical companies in our animal health business. Just as important as these external factors, we made important strategic decisions in the first half of fiscal 2017 to realign our Dental sales force to enhance our effectiveness and, more recently, to enable leveraging of our sales, service and technical support infrastructure across a wide range of products and customers in the future. While these strategic decisions will impact our near-term performance, we believe they are integral to evolving the customer-centric approach for which we are known and to realize our growth ambitions.”

Fiscal 2017 Guidance
For the first time, Patterson today introduced fiscal 2017 GAAP earnings guidance. It also revised fiscal 2017 non-GAAP adjusted earnings guidance to reflect the company’s current business environment and strategies. For comparison purposes, it should be noted that Patterson previously disclosed 2017 non-GAAP adjusted earnings guidance in its prior earnings releases.

•	GAAP earnings are expected to be in the range of $1.65 to $1.75 per diluted share for fiscal 2017.

•	Non-GAAP adjusted earnings for fiscal 2017 are now expected to be in the range of $2.25 to $2.35 per diluted share.

•	Our non-GAAP adjusted earnings guidance excludes the after-tax impact of:

◦	Deal amortization expense of approximately $27 million ($0.28 per diluted share)

◦	Non-cash impairment charges of approximately $22 million ($0.23 per diluted share)

◦	Integration and business restructuring expenses of approximately $6 million ($0.06 per diluted share)

◦	Transaction-related costs of approximately $3 million ($0.03 per diluted share)

Our guidance is for current continuing operations as well as completed or previously announced acquisitions and does not include the impact of potential future acquisitions or similar transactions, if any, or impairments and material restructurings beyond those previously publicly disclosed. Our guidance assumes North American and international market conditions similar to those experienced in the first half of fiscal 2017 and includes the previously disclosed pretax $25 million step-up in operating expense associated with the enterprise resource planning system implementation.
1Non-GAAP Financial Measures
The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely earnings from continuing operations, net income from continuing operations, and earnings per diluted share from continuing operations, for the impact of transaction related costs, deal amortization, integration and business restructuring expenses, accelerated debt issuance costs and tax impact of cash repatriation.
Management believes that these non-GAAP measures may provide a helpful representation of the company’s current quarter performance, and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.
In addition, the term constant currency used in this release represents net sales adjusted to exclude foreign currency impacts. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates.

Second-Quarter Conference Call and Replay
Patterson’s second-quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s website. A replay of the second-quarter conference call can be heard for one week at 888-203-1112 and by providing the Conference ID 6130925 when prompted.
About Patterson Companies, Inc.
Patterson Companies, Inc. is a value-added distributor serving the dental and animal health markets.

Dental Market
Patterson's Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.
Animal Health Market
Patterson's Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.
This press release contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond Patterson's ability to control. Forward-looking statements generally can be identified by words such as "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of Patterson or the price of Patterson stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the other risks and important factors contained and identified in Patterson's filings with the Securities and Exchange Commission, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except to the extent required under the federal securities laws, Patterson does not intend to update or revise the forward-looking statements.

For additional information contact:
Ann B. Gugino
Executive Vice President & CFO
651-686-1600

John M. Wright
Vice President, Investor Relations
651-686-1364

Source: Patterson Companies, Inc.

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net sales	$1,418,241	$1,389,210	$2,750,677	$2,532,080

Gross profit	318,960	330,899	636,138	619,143

Operating expenses	239,157	247,436	490,919	473,503

Operating income from continuing operations	79,803	83,463	145,219	145,640

Other income and expense:
Other income, net	1,622	954	3,986	1,624
Interest expense	(10,097)	(17,154)	(20,259)	(29,297)

Income from continuing operations before taxes	71,328	67,263	128,946	117,967

Income tax expense	25,572	24,700	44,284	55,093

Net income from continuing operations	45,756	42,563	84,662	62,874
Net income (loss) from discontinued operations	—	(7,142)	—	2,250
Net income	$45,756	$35,421	$84,662	$65,124

Basic earnings (loss) per share:
Continuing operations	$0.48	$0.43	$0.89	$0.64
Discontinued operations	—	(0.07)	—	0.02
Net basic earnings (loss) per share	$0.48	$0.36	$0.89	$0.66

Diluted earnings (loss) per share:
Continuing operations	$0.48	$0.43	$0.88	$0.63
Discontinued operations	—	(0.07)	—	0.02
Net diluted earnings (loss) per share	$0.48	$0.36	$0.88	$0.65

Shares:
Basic	95,290	98,525	95,510	98,981
Diluted	95,904	99,185	96,138	99,674

Dividends declared per common share	$0.24	$0.22	$0.48	$0.44

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 29, 2016	April 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$110,387	$137,453
Receivables	822,734	796,693
Inventory	795,454	722,140
Prepaid expenses and other current assets	104,257	91,255
Total current assets	1,832,832	1,747,541
Property and equipment, net	303,342	293,315
Goodwill and other intangible assets	1,292,396	1,325,889
Long-term receivables, net and other	161,798	154,059
Total assets	$3,590,368	$3,520,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$545,366	$566,253
Other accrued liabilities	217,678	226,582
Current maturities of long-term debt	20,625	16,500
Borrowings on revolving credit	163,000	20,000
Total current liabilities	946,669	829,335
Long-term debt	1,010,211	1,022,155
Other non-current liabilities	227,436	227,568
Total liabilities	2,184,316	2,079,058
Stockholders' equity	1,406,052	1,441,746
Total liabilities and stockholders' equity	$3,590,368	$3,520,804

PATTERSON COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	October 29, 2016	October 31, 2015

Operating activities:
Net income	$84,662	$65,124
Net income from discontinued operations	—	2,250
Net income from continuing operations	84,662	62,874
Adjustments to reconcile net income from continuing operations to net cash used in operating activities:
Depreciation and amortization	42,007	38,400
Non-cash employee compensation	14,693	13,541
Change in assets and liabilities, net of acquired	(196,668)	(128,782)
Net cash used in operating activities - continuing operations	(55,306)	(13,967)
Net cash used in operating activities - discontinued operations	—	(38,985)
Net cash used in operating activities	(55,306)	(52,952)
Investing activities:
Additions to property and equipment, net of disposals	(29,377)	(40,978)
Acquisitions and equity investments	—	(1,105,229)
Proceeds from sale of securities	—	48,744
Other investing activities	23,115	—
Net cash used in investing activities - continuing operations	(6,262)	(1,097,463)
Net cash provided by investing activities - discontinued operations	—	715,430
Net cash used in investing activities	(6,262)	(382,033)
Financing activities:
Dividends paid	(47,655)	(45,356)
Repurchases of common stock	(50,000)	(160,579)
Proceeds from issuance of long-term debt, net	—	988,400
Retirement of long-term debt	(8,250)	(674,125)
Draw on revolver	143,000	80,000
Other financing activities	974	2,894
Net cash provided by financing activities	38,069	191,234
Effect of exchange rate changes on cash	(3,567)	(8,058)
Net change in cash and cash equivalents	$(27,066)	$(251,809)

PATTERSON COMPANIES, INC.
SALES SUMMARY
(Dollars in thousands)
(Unaudited)

	October 29, 2016	October 31, 2015	Total Sales Growth	Foreign Exchange Impact	Animal Health International Impact	Internal Growth
Three Months Ended

Consolidated net sales
Consumable	$1,112,232	$1,087,489	2.3%	(2.5)%	—%	4.8%
Equipment and software	217,194	207,809	4.5	—	—	4.5
Other	88,815	93,912	(5.4)	(0.9)	—	(4.5)
Total	$1,418,241	$1,389,210	2.1%	(2.0)%	—%	4.1%

Dental
Consumable	$324,237	$332,436	(2.5)%	—%	—%	(2.5)%
Equipment and software	205,062	196,767	4.2	—	—	4.2
Other	72,254	72,119	0.2	—	—	0.2
Total	$601,553	$601,322	—%	—%	—%	—%

Animal Health
Consumable	$787,995	$755,053	4.4%	(3.6)%	—%	8.0%
Equipment and software	12,132	11,042	9.9	(0.3)	—	10.2
Other	7,019	8,358	(16.0)	(9.9)	—	(6.1)
Total	$807,146	$774,453	4.2%	(3.6)%	—%	7.8%

Corporate
Other	$9,542	$13,435	(29.0)%	—%	—%	(29.0)%
Total	$9,542	$13,435	(29.0)%	—%	—%	(29.0)%

Six Months Ended

Consolidated net sales
Consumable	$2,188,453	$1,982,796	10.4%	(2.3)%	9.8%	2.9%
Equipment and software	378,140	361,292	4.7	(0.2)	—	4.9
Other	184,084	187,992	(2.1)	(0.8)	(0.1)	(1.2)
Total	$2,750,677	$2,532,080	8.6%	(1.9)%	7.7%	2.8%

Dental
Consumable	$657,185	$690,488	(4.8)%	(0.2)%	—%	(4.6)%
Equipment and software	355,944	340,437	4.6	(0.2)	—	4.8
Other	143,439	145,514	(1.4)	(0.1)	—	(1.3)
Total	$1,156,568	$1,176,439	(1.7)%	(0.2)%	—%	(1.5)%

Animal Health
Consumable	$1,531,268	$1,292,308	18.5%	(3.4)%	15.0%	6.9%
Equipment and software	22,196	20,855	6.4	(0.2)	—	6.6
Other	16,313	18,587	(12.2)	(7.0)	(0.9)	(4.3)
Total	$1,569,777	$1,331,750	17.9%	(3.4)%	14.6%	6.7%

Corporate
Other	$24,332	$23,891	1.8%	—%	—%	1.8%
Total	$24,332	$23,891	1.8%	—%	—%	1.8%

PATTERSON COMPANIES, INC.
OPERATING INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Operating income (loss)
Dental	$77,043	$74,094	$137,338	$141,346
Animal Health	21,854	25,177	36,683	38,149
Corporate	(19,094)	(15,808)	(28,802)	(33,855)
Total	$79,803	$83,463	$145,219	$145,640

PATTERSON COMPANIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)

For the three months ended October 29, 2016	GAAP	Transaction-related costs	Deal amortization	Integration and business restructuring expenses	Accelerated debt issuance costs	Tax impact of cash repatriation	Non-GAAP
Operating income from continuing operations	$79,803	$896	$10,247	$804	$—	$—	$91,750
Other expense, net	(8,475)	—	—	—	—	—	(8,475)
Income from continuing operations before taxes	71,328	896	10,247	804	—	—	83,275
Income tax expense	25,572	338	3,537	304	—	—	29,751
Net income from continuing operations	$45,756	$558	$6,710	$500	$—	$—	$53,524

Diluted EPS from continuing operations*	$0.48	$0.01	$0.07	$0.01	$—	$—	$0.56

Consolidated operating income as a % of sales	5.6%						6.5%
Effective tax rate	35.9%						35.7%

For the three months ended October 31, 2015	GAAP	Transaction-related costs	Deal amortization	Integration and business restructuring expenses	Accelerated debt issuance costs	Tax impact of cash repatriation	Non-GAAP
Operating income from continuing operations	$83,463	$723	$10,862	$2,183	$—	$—	$97,231
Other expense, net	(16,200)	—	—	—	5,153	—	(11,047)
Income from continuing operations before taxes	67,263	723	10,862	2,183	5,153	—	86,184
Income tax expense	24,700	46	3,888	825	1,948	(500)	30,907
Net income from continuing operations	$42,563	$677	$6,974	$1,358	$3,205	$500	$55,277

Diluted EPS from continuing operations*	$0.43	$0.01	$0.07	$0.01	$0.03	$0.01	$0.56

Consolidated operating income as a % of sales	6.0%						7.0%
Effective tax rate	36.7%						35.9%

For the six months ended October 29, 2016	GAAP	Transaction-related costs	Deal amortization	Integration and business restructuring expenses	Accelerated debt issuance costs	Tax impact of cash repatriation	Non-GAAP
Operating income from continuing operations	$145,219	$1,243	$20,261	$5,679	$—	$—	$172,402
Other expense, net	(16,273)	—	—	—	—	—	(16,273)
Income from continuing operations before taxes	128,946	1,243	20,261	5,679	—	—	156,129
Income tax expense	44,284	469	6,914	2,147	—	—	53,814
Net income from continuing operations	$84,662	$774	$13,347	$3,532	$—	$—	$102,315

Diluted EPS from continuing operations*	$0.88	$0.01	$0.14	$0.04	$—	$—	$1.06

Consolidated operating income as a % of sales	5.3%						6.3%
Effective tax rate	34.3%						34.5%

For the six months ended October 31, 2015	GAAP	Transaction-related costs	Deal amortization	Integration and business restructuring expenses	Accelerated debt issuance costs	Tax impact of cash repatriation	Non-GAAP
Operating income from continuing operations	$145,640	$13,088	$17,896	$3,583	$—	$—	$180,207
Other expense, net	(27,673)	—	—	—	5,153	—	(22,520)
Income from continuing operations before taxes	117,967	13,088	17,896	3,583	5,153	—	157,687
Income tax expense	55,093	3,109	6,310	1,354	1,948	(12,300)	55,514
Net income from continuing operations	$62,874	$9,979	$11,586	$2,229	$3,205	$12,300	$102,173

Diluted EPS from continuing operations*	$0.63	$0.10	$0.12	$0.02	$0.03	$0.12	$1.03

Consolidated operating income as a % of sales	5.8%						7.1%
Effective tax rate	46.7%						35.2%

* May not sum due to rounding